Exhibit 99.1

Mt. Pleasant, Michigan, November 23, 2011- Richard Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s Board of Directors, at its regular meeting held on November 23, 2011, declared a fourth quarter cash dividend of $0.19 per share. The dividend will be payable on December 30, 2011 to shareholders of record as of December 23, 2011. This brings total cash dividends paid in 2011 to $0.76 per share which represents a 5.56% increase when compared to total cash dividends paid per share in 2010. Based upon the average stock price for October 2011 of $18.76, the annualized dividend yield was 4.05%. The market price for ISBA as of November 23, 2011 was $19.50.